EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-218207) of Flagstar Bancorp, Inc. of our report dated June 23, 2017 appearing in the Annual Report on Form 11-K of Flagstar Bank 401(k) Plan for the year ended December 31, 2016.

/s/ Baker Tilly Virchow Krause, LLP

Southfield, Michigan
June 23, 2017